Exhibit 5.1

Client: 96229.00001

May 8, 2026

Stardust Power Inc.

15 E. Putnam Ave, Suite 378

Greenwich, CT 06830

Re:	Stardust Power Inc. Common Stock Offering
Registration Statement on Form S-3 (File No. 333-294938)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-294938 (the “Registration Statement”), of Stardust Power Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated April 16, 2026 and May 8, 2026, respectively, in connection with the offering by the Company from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price to the public of up to $5,000,000 (the “Shares”). The Shares will be issued pursuant to that certain At Market Issuance Sales Agreement dated as of May 8, 2026 (the “Sales Agreement”) among the Company and B. Riley Securities, Inc. (the “Agent”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the Sales Agreement for the consideration provided for therein, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A.	The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

Gibson, Dunn & Crutcher LLP
200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Stardust Power Inc.

May 8, 2026

B.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C.	All offers and sales of the Shares will (i) comply with the minimum offering price limitation and (ii) be completed on or prior to the “ATM Offering Deadline,” each as set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP